Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Eden Bioscience Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-46768) on Form S-8 of Eden Bioscience Corporation of our report dated January 30, 2004, with respect to the consolidated balance sheets of Eden Bioscience Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the two year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Eden Bioscience Corporation.

/s/ KPMG LLP

Seattle, Washington
March 26, 2004

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